Exhibit 99.1


                  BTU International Reports Third Quarter 2005
  Results; Net Income Doubles over Previous Quarter on Sales of $ 18.5 Million


    NORTH BILLERICA, Mass.--(BUSINESS WIRE)--Oct. 20, 2005--BTU International, Inc. (Nasdaq NM: BTUI), a leading supplier of advanced thermal processing equipment for the Electronics Manufacturing and Energy Generation markets, today announced its financial results for the third quarter ended October 2, 2005.
    Net sales for the quarter were $18.5 million, up 17 percent compared to $15.8 million in the preceding quarter, and up 20 percent compared to $15.4 million recorded in the third quarter of 2004.
    Net income for the 2005 third quarter doubled to $1.6 million, or $0.20 per diluted share, compared to net income of $770,000, or $0.11 per diluted share, in the preceding quarter, and compared to a net loss of $2.4 million, or $0.33 per diluted share, reported in the third quarter of 2004.
    Net sales for the first nine months of 2005 were $47.1 million, an increase of 15 percent compared to the same period last year. Net income for the nine months ended October 2, 2005, was $2.5 million, or $ 0.34 per diluted share, compared to a loss of $4.3 million, or $0.59 per diluted share, which included a one-time restructuring charge of $1.6 million, or $0.23 per diluted share, for the first nine months of 2004.
    "Both the PC Board Assembly and Energy Generation markets were stronger than expected top line contributors to our third quarter. Overall, our improved performance is based on implementing our strategy to focus on the key sectors of our markets coupled with increased operating efficiencies," said Paul J. van der Wansem, chairman and chief executive officer of BTU International.

    Outlook

    "We will continue to expand our global organization and capabilities. The Electronics Manufacturing markets show continuing strength, with the Energy Generation markets signaling significant future potential for growth. Revenues for the fourth quarter are expected to be similar to the robust performance in the third quarter," concluded van der Wansem.

    Teleconference and Simultaneous Webcast

    BTU will be discussing its financial results, along with its outlook for the fourth quarter of 2005, in a conference call to be held tomorrow, October 21, at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available on BTU's website at www.btu.com or at www.streetevents.com. Replays of the call will be available through November 4, 2005, and can be accessed at these websites or by phone at (888) 269-5322.

    About BTU International

    BTU International is a market-leading supplier of advanced thermal processing equipment to the Electronics Manufacturing and Energy Generation markets. BTU manufactures reflow furnaces for printed circuit board assembly as well as a wide range of equipment for the semiconductor packaging market, including state-of-the-art systems for wafer bumping and die-level packaging. BTU also provides thermal process solutions for the solar cell, fuel cell and nuclear fuel industries. BTU, with headquarters in North Billerica, MA, operates worldwide with direct sales and service offices in the USA, Asia and Europe. Information about BTU International is available on BTU's website at www.btu.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This news release contains express or implied forward-looking statements regarding, among other things, (i) the company's expectation of sales in the fourth quarter comparable to those of the third quarter, (ii) the company's expectation for continuing profitability, and (iii) the company's expectation for business in the Electronics Manufacturing and Energy Generation markets. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2004. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of October 20, 2005, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.


                       BTU INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
           (in thousands, except share and per share data)

                         Three Months Ended        Nine Months Ended
                   ------------------------------ --------------------
                     Oct. 2,   July 3,   Oct. 3,    Oct. 2,   Oct. 3,
                      2005      2005      2004       2005      2004
                   ------------------------------ --------------------

Net sales            $18,543   $15,806   $15,419    $47,141   $41,014
Costs of goods sold   11,880    10,218    11,892     30,375    31,570
                   ------------------------------ --------------------

  Gross profit         6,663     5,588     3,527     16,766     9,444

Operating expenses:
   Selling, general
    and
    administrative     4,031     3,813     3,228     11,288     8,965
   Research,
    development and
    engineering          893       867       890      2,532     2,788
   Restructuring
    Charges                -         -     1,648          -     1,648
                   ------------------------------ --------------------

Operating income
 (loss)                1,739       908    (2,239)     2,946    (3,957)
Interest income            -         1         2          2         5
Interest expense        (148)     (139)     (142)      (420)     (302)
Other income, net          -         -         -          -         3
                   ------------------------------ --------------------

Income (loss)
 before provision
 for income taxes      1,591       770    (2,379)     2,528    (4,251)

Provision for
 income taxes              -         -         -          -         -
                   ------------------------------ --------------------

Net income (loss)     $1,591      $770   $(2,379)    $2,528   $(4,251)
                   ============================== ====================

Income (loss) per
 share:
   Basic               $0.22     $0.11    $(0.33)     $0.35    $(0.59)
   Diluted             $0.20     $0.11    $(0.33)     $0.34    $(0.59)

Weighted average
 number of shares
 outstanding:
   Basic shares    7,383,503 7,246,924 7,196,023  7,282,603 7,181,381
   Effect of
    dilutive
    options          395,873   119,805         -    197,903         -
                   ------------------------------ --------------------

   Diluted shares  7,779,376 7,366,729 7,196,023  7,480,506 7,181,381
                   ============================== ====================

                       BTU INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                  (in thousands, except share data)

                                            (Unaudited)    (Audited)
                                              Oct. 2,       Dec. 31,
Assets                                          2005          2004
                                           ---------------------------

Current assets
   Cash and cash equivalents                        $581         $372
   Accounts receivable                            15,754        9,170
   Inventories                                    13,922       13,354
   Other current assets                              791          646
                                           ---------------------------

         Total current assets                     31,048       23,542
                                           ---------------------------

Property, plant and equipment, net                 2,177        2,689

Other assets, net                                    161          827
                                           ---------------------------

              Total assets                       $33,386      $27,058
                                           ===========================

Liabilities and stockholders' equity

Current liabilities
   Current portion of long-term debt                $180         $173
   Borrowings under line of credit                 3,589        2,185
   Other current liabilities                      10,427        8,248
                                           ---------------------------

         Total current liabilities                14,196       10,606

Long-term debt, less current portion               5,153        5,289

Long-term deferred compensation                      283          512
                                           ---------------------------

              Total liabilities                   19,632       16,407
                                           ---------------------------

         Total stockholders' equity               13,754       10,651
                                           ---------------------------

              Total liabilities and
               stockholders' equity              $33,386      $27,058
                                           ===========================


    CONTACT: Company Contact:
             BTU International, Inc.
             Tom Kealy, 978-667-4111 Ext. 106
             Vice President, CAO
             or
             Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184
             President